Exhibit 99.1

First Wave BioPharma Chairman and CEO Issues Letter to Shareholders

BOCA RATON, FL., December 13, 2021 (GLOBE NEWSWIRE) – First Wave BioPharma, Inc., (NASDAQ:FWBI), (“First Wave BioPharma” or the “Company”), a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, today announced that James Sapirstein, Chairman, President and CEO First Wave BioPharma, has issued a Letter to Shareholders in connection with the Company’s 2021 Annual Meeting of Stockholders, to be held on December 17, 2021 at 9:00 a.m. EST. The letter provides an update on recent events and an outlook for the Company’s clinical programs in 2022.

The full text of the letter follows.

A MESSAGE FROM OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Dear Fellow Shareholders:

First Wave BioPharma is a company transformed, and I write to you today as excited about our future as I have been since becoming Chief Executive Officer in 2019.

Two major events provided book ends for what has been an extraordinary year for our company. In January, as AzurRx BioPharma, we signed an exclusive worldwide licensing agreement with First Wave Bio, Inc. for their patented and proprietary formulations of niclosamide for the treatment of COVID-19-related GI infections and immune checkpoint inhibitor-associated colitis (ICI-AC). Eight months later, in September 2021, we completed the acquisition of First Wave Bio, which included patented and proprietary formulations of niclosamide for additional indications in inflammatory bowel diseases (IBDs) including ulcerative proctitis (UP), ulcerative colitis (UC) and Crohn’s disease.  Subsequently, we rebranded our Company to better align with our new IBD assets and opportunities, including changing our corporate name to “First Wave BioPharma” and began trading our common stock on Nasdaq under a new ticker symbol “FWBI.”

Over the course of 2021, we moved from being a Company with a single asset, adrulipase, with two clinical programs, to one with two assets and five new programs in our clinical-stage pipeline, including three niclosamide programs targeting multi-billion-dollar commercial markets for IBDs. Highlighting this potential, our Phase 2 clinical trial investigating our lead niclosamide-based drug candidate, FW-COV, in COVID-19-related GI infections, is rapidly advancing with enrollment continuing to increase, and we recently launched our FW-UP clinical program with our first clinical trial in IBD, a Phase 2a study evaluating the safety and efficacy of niclosamide in ulcerative proctitis (UP) and ulcerative proctosigmoiditis (UPS), the most prevalent forms of ulcerative colitis (UC).

Supporting this growth, we have strengthened our clinical operations, regulatory, quality assurance and manufacturing teams, added new members to our Board of Directors and Scientific Advisory Board, and strengthened our capital position. In 2021, we completed financial transactions that raised approximately $48 million to date and restructured the payment terms for the merger consideration to First Wave Bio, thereby freeing capital to fund our ongoing clinical trials.

As the year comes to an end, we are looking ahead to 2022 with excitement. Our priorities for the coming year are set, and we are well positioned to achieve several critical milestones. I am pleased to share with you more details on what has been accomplished and what we soon plan to achieve.

First Wave BioPharma – Clinical Opportunities in Six GI Indications with Multi-Billion-Dollar Commercial Markets

We have built our pipeline around two gut restricted GI technologies – niclosamide, a small molecule with antiviral and anti-inflammatory properties, and adrulipase, a recombinant lipase enzyme designed to help with the digestion of fats and other nutrients. We now have development- and clinical-stage programs that span six GI indications with significant market size opportunities, including: COVID-19-related GI infections (estimated at $10 billion, for COVID-19 related anti-virals); ulcerative colitis, ulcerative proctitis and ulcerative proctosigmoiditis (estimated at $5 billion); Crohn’s disease (estimated at $7.4 billion); immune checkpoint inhibitor-associated colitis (estimated at $22 billion for immune checkpoint inhibitors); and exocrine pancreatic insufficiency (EPI), a dangerous digestive disorder that afflicts most patients with cystic fibrosis and chronic pancreatitis (estimated at $1.6 billion).

Looking ahead into 2022, our priorities are focused on advancing three Phase 2 clinical-stage programs, where we expect to deliver near-term clinical and regulatory milestones, including FW-COV, an oral tablet formulation of niclosamide for COVID-related GI infections; FW-UP, a topical formulation of niclosamide for ulcerative proctitis; and finally, FW-EPI, an oral biologic capsule formulation of adrulipase for exocrine pancreatic insufficiency.

Niclosamide – A Potential Game-Changer in the Treatment of IBD

At its core, the acquisition of First Wave Bio was driven by the immense opportunity we see for non-systemic, non-immunosuppressant oral and topical niclosamide therapies for IBDs. These are large, fast growing commercial markets with significant unmet medical need. In the U.S. last year, it is estimated that there were more than 825,000 UC diagnoses, and 625,000 Crohn’s disease (CD) diagnoses and these numbers are expected to increase to 850,000 and 810,000 in 2026, respectively. Yet, despite these large and growing patient populations, there has been little recent innovation to address the growing need for new medications or the limitations and challenges associated with the currently available treatments including steroids, 5-ASAs, JAK inhibitors and biologics.

We entered the IBD space in October when we dosed the first patient in a Phase 2a clinical trial designed to evaluate the safety and efficacy of niclosamide in patients with UP and UPS, two forms of ulcerative colitis, a chronic inflammatory bowel disease (IBD), that attacks the lower large intestine (colon and rectum). Patients are being enrolled in clinical trial sites in Italy, and we expect to add more trial sites in Austria and Germany and complete enrollment in the first half of 2022.

Our optimism for niclosamide in the FW-UP program and other IBD indications is based on our positive Phase 1b UP data which provided the first ever proof of principle for treatment of an IBD with niclosamide. Furthermore, niclosamide is listed as an essential medicine by the WHO and was approved by the FDA in 1982 for the treatment of intestinal tapeworm infections. It has been safely administered to millions of patients. Research suggests that niclosamide can also selectively target disease-causing cells in the digestive tract, including the Th17 immune cells that infiltrate the intestines of IBD patients.

We believe that niclosamide has the ability to halt or delay the progression of IBD, stop flare-ups, and address patient needs at all stages of disease, from mild to severe without the risk of immunosuppression. Moreover, niclosamide is a small molecule drug that can be administered without the use of needles, often in oral tablet formulations, and is a highly targeted medication designed to address the area of the GI tract where disease-causing inflammation occurs. By doing so, our niclosamide products have the potential to avoid the systemic complications often associated with steroids and other immunosuppressants.

The decision to prioritize the FW-UP clinical program over ICI-AC is part of a carefully thought-out strategy to use the UP and UPS indications as steppingstones into the broader IBD market. This strategy is based on two factors. First, our other IBD assets, UC and CD, have yet to enter the clinic, whereas we have already completed early clinical trials in UP and UPS. Second, those trials in UP and UPS have delivered positive safety and efficacy data. Niclosamide was well tolerated when administered in low and high doses. Moreover, in preliminary data from the first 17 patients in a Phase 1a trial treating patients with a low dose (150 mg/twice daily), the drug demonstrated a durable therapeutic effect and clinical remission rate of 59%, well above the 38% to 44% remission rate reported for the commonly used steroid budesonide. This data marks the first proof of principal for niclosamide as a treatment for an IBD and if additional data from our ongoing higher-dose Phase 2a trial continues to support the drug’s safety and efficacy in UP and UPS, we believe that we will have a strong foundation to expand our clinical activities into other larger IBD indications. This in turn should attract partnership opportunities and ultimately create shareholder value.

Niclosamide – A New Oral Anti-Viral Therapy in the Fight Against COVID-19

Further building on our optimism surrounding niclosamide is the recent advances in our clinical program in COVID-19-related GI infections. The Phase 2 RESERVOIR trial is designed to assess the safety and efficacy of an oral formulation of niclosamide, began dosing patients in June, marking a major milestone for us and the global fight to develop new therapies for COVID-19. With the rise of the highly contagious Omicron variant, the COVID-19 pandemic has continued despite global vaccine initiatives.

We, like many others in the biopharmaceutical industry, believe that COVID-19 will eventually reach an endemic state. Conquering the virus will require antiviral therapies that are safe for all, effective in mild-to-moderate cases, and easy to administer.

FW-COV is designed to clear the SARS-CoV-2 virus from the GI tract, where research shows the virus can hide, cause infection, and potentially lead to longer-term GI damage and fecal spread of the virus.  Roughly 18% of COVID-19 patients have GI symptoms and approximately 43% of all COVID-19 patients have the virus present in their GI tract.  There are no current treatments available for treating COVID-19-related GI infections. Because niclosamide targets the entire virus, and not just the spike protein, we believe that FW-COV may prove effective against multiple strains of COVID-19, including the Delta and Omicron variants. Moreover, long-term observation could indicate whether niclosamide has the potential to prevent “long haul” COVID-19 symptoms.

An independent data monitoring committee has twice reviewed early safety data from the Phase 2 RESERVOIR trial and found no safety issues. The trial has advanced to its second safety and efficacy stage, with plans to enroll up to 150 patients in 23 trial sites in the U.S., India and Ukraine. Based on current timelines and pacing of enrollment, which is strong, we expect to report topline results from RESERVOIR in the first half of 2022, including an assessment of FW-COV’s ability to clear the COVID-19 virus from the GI tract.

Adrulipase – Advancing towards a safer, non-animal derived therapy for EPI

Earlier this year we reported topline data from two Phase 2 clinical trials for adrulipase - one the Phase 2b OPTION 2 trial evaluating the drug as a monotherapy for EPI inpatients with cystic fibrosis and the other evaluating adrulipase in combination with the current standard of care, pancreatic enzyme replacement therapy (PERT). The 20-patient Phase 2 Combination Trial was a clear success, with data showing clinically meaningful improvement in coefficient of fat absorption (CFA), the primary efficacy endpoint, suggesting that that combination therapy may benefit cystic fibrosis patients with severe EPI.

The OPTION 2 topline results were mixed. Although the drug demonstrated itself to be safe and well-tolerated and clearly demonstrated drug activity, the trial did not consistently meet the primary efficacy endpoint for all patients. We believe the underlying cause of the drug’s uneven efficacy performance was the enteric capsule formulation used for drug delivery which led to the drug dissolving too slowly in the small intestine to release the lipase enzyme in time to aid with proper digestion and nutrient absorption.

We are focused on advancing the development of a new formulation for adrulipase that we believe will prove optimal for use as a monotherapy. To that end, our manufacturing team has been developing capsules filled with acid-resistant granules similar to what is used by our commercial competitors CREON®, ZENPEP® and other porcine pancreatic enzyme replacement (PERT) therapies. Such a capsule would dissolve in the stomach, disperse the granules, and then pass through to the small intestine where the granules would break down and release the lipase enzyme so that it thoroughly mixes with food as it is being digested. Our goal is to complete the formulation work in the first quarter of 2022 and initiate a Phase 2b trial during the second half of 2022 to evaluate this new formulation in the clinic.

Key to the adrulipase program is our belief that the drug offers key advantages over PERT and has the potential to replace it as a standard of care. EPI is an enzyme deficiency that makes it difficult for patients to digest fat and absorb nutrients needed to maintain healthy weight, growth and, in the case of many cystic fibrosis patients, good lung function. In the U.S. alone, the EPI market is worth an estimated $1.6 billion, and includes more than 30,000 cystic fibrosis patients and another 90,000 chronic pancreatitis patients.

PERT medications are made from the pancreases of pigs, which presents manufacturing challenges. The pig stocks PERT depends on can be impacted by infection, including Swine flu. Many cystic fibrosis patients have expressed concern with pig-based products. Moreover, the “pill burden” with PERTs is daunting. Patients may take upwards of 25-40 large PERT capsules every day to control symptoms, yet almost one-third of cystic fibrosis patients cannot control their EPI using PERT and cannot dose up due to safety concerns. Comparatively, adrulipase has the potential to be safe and well tolerated, does not contain any animal products, and is made from a highly abundant resource that can be manufactured on demand at high volumes safely and with a high degree of reproducibility.

We continue to believe that adrulipase has strong potential with the ability to attract partnership opportunities and licensing interest from Big Pharma.

Capital Resources – Prioritizing Programs, Reducing Spend, and Reaching Clinical Milestones

First Wave BioPharma has sufficient capital to fund our clinical strategy through the achievement of our near-term clinical goals. During 2021, we raised aggregate gross proceeds of approximately $48 million from the sale of preferred and common stock in public offerings and private placement transactions, and the exercise of warrants. During the fourth quarter of 2021, we have raised approximately $10.5 million in gross proceeds from “at-the-market” (ATM) sales which provides us with a cash runway through the second quarter of 2022, by which time we expect to announce the completion of our two ongoing Phase 2 clinical trials in COVID-19-related GI infections and UP and the start of the new Phase 2 trial for the new formulation of adrulipase. We plan to continue raising capital as needed in the most efficient and least costly means possible that minimizes dilution and provides the financial resources to advance our clinical programs and achieve anticipated milestones.

Further bolstering our capital resources is the successful negotiation with First Wave Bio to amend the payment structure of the initial acquisition consideration. Under the initial terms of the acquisition, we paid First Wave Bio $3 million in cash upfront and issued 624,025 shares of common stock with a value of $4 million. The remaining upfront consideration of $15 million was to be paid in two separate payments in October 2021 and March 2022 but has been restructured into smaller monthly installments that extend into 2023. The restructuring of these payments provides us with additional financial resources to achieve our primary clinical milestones – the completion of our two ongoing Phase 2 niclosamide clinical trials and adrulipase formulation development.

This has been a difficult year for biotechnology stocks with many, including First Wave BioPharma, experiencing price declines particularly in the second half of 2021. In fact, the SPDR S&P Biotech ETF (XBI), an equal-weighted index of biotech stocks, has fallen about 18% so far this year compared to 25% gains recorded by the broader S&P 500 Index, and is down 33% from its February 8, 2021 peak.

As shareholders in the Company, our team is equally frustrated and disappointed by the decline in our share price over the course of the year. We believe that our share price does not reflect the value of our assets and the stage of development of our multiple Phase 2 clinical programs. We are focused on managing our cash spend and reserves judiciously and on prioritizing the clinical programs which have near-term, high-impact milestones.

Outlook Ahead

Despite the current market turbulence, we view 2022 as a year for optimism at First Wave BioPharma based on the strength of our pipeline and the myriad value-building opportunities that we expect to soon achieve.  I look forward to working with my management team and fellow board members to execute a business and clinical strategy that has the potential to build First Wave BioPharma into a GI-disease therapeutic powerhouse and generate shareholder value.

On each front, our mission is the same – to bring relief to patients living daily with the often painful, dangerous, and discomforting symptoms inherent to GI disease, to protect their health and to restore quality of life. We look forward to embarking on what we believe will be a productive 2022, and we thank you for your continued support.

Sincerely,
James Sapirstein
Chairman, President and CEO
First Wave BioPharma, Inc.

Annual Meeting of Stockholders of First Wave BioPharma, Inc.

The Annual Meeting of Stockholders of First Wave BioPharma, Inc. will be held on December 17, 2021 at 9:00 a.m. EST virtually at: www.virtualshareholdermeeting.com/FWBI2021. The Board of Directors unanimously recommends that stockholders vote FOR all proposals on the agenda.

About First Wave BioPharma, Inc.

First Wave BioPharma, Inc. is a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company is currently advancing a therapeutic development pipeline populated with multiple clinical stage programs built around its two proprietary technologies – niclosamide, an oral small molecule with anti-viral and anti-inflammatory properties, and the biologic adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients. First Wave BioPharma’s niclosamide portfolio is led by two clinical programs in Phase 2 clinical trials: FW-COV, for COVID-19 gastrointestinal infections and FW-UP, for ulcerative proctitis (UP) and ulcerative proctosigmoiditis. Three additional indications of niclosamide, include FW-ICI-AC, for Grade 1 and Grade 2 Immune Checkpoint Inhibitor-associated colitis and diarrhea in advanced oncology patients, FW-UC (ulcerative colitis) and FW-CD (Crohn’s disease). The Company is also advancing FW-EPI (adrulipase) for the treatment of exocrine pancreatic insufficiency (EPI) in patients with cystic fibrosis and chronic pancreatitis. First Wave BioPharma is headquartered in Boca Raton, Florida. For more information visit www.firstwavebio.com.

Forward-Looking Statement

This press release may contain certain statements relating to future results which are forward-looking statements. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; the effects of the First Wave Bio, Inc. acquisition and its announcement on the Company’s business, operating results and financial prospects; the integration of the First Wave Bio, Inc. business with the Company’s own business; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:
First Wave BioPharma, Inc.
777 Yamato Road, Suite 502
Boca Raton, FL 33431
Phone: (561) 589-7020
info@firstwavebio.com

Media contact:
Tiberend Strategic Advisors, Inc.
David Schemelia
(609) 468-9325
dschemelia@tiberend.com